Exhibit 5.1

	ATTORNEYS AT LAW	Palo Alto
650 843-5000
	380 Interlocken Crescent	Reston, VA
	Suite 900	703 456-8000
	Broomfield, CO	San Diego, CA
September 15, 2005	80021-8023	858 550-6000
	Main 720 566-4000	San Francisco, CA
	Fax 720 566-4099	415 693-2000

www.cooley.com

Myogen, Inc.	BRENT D. FASSETT
7575 West 103rd Avenue	(720) 566-4025
Suite 102	fassettbd@cooley.com
Westminster, CO 80021
Ladies and Gentlemen:
You have requested our opinion with respect to certain matters in connection with the underwritten public offering by Myogen, Inc., a Delaware corporation (the “Company”), of up to 5,376,344 shares of the Company’s common stock, par value $0.001, including 701,262 shares of common stock for which the underwriters have been granted an over-allotment option (the “Shares”), pursuant to a Registration Statement on Form S-3 (Registration Statement No. 333-125497) and the related Base Prospectus and Prospectus Supplement (collectively, the “Prospectus”) filed with the Securities and Exchange Commission. All of the Shares are to be sold by the Company as described in the Registration Statement and the Prospectus.
In connection with this opinion, we have (i) examined and relied upon the Registration Statement and Prospectus filed with the Commission pursuant to Rule 424 under the Securities Act of 1933, as amended, the Company’s certificate of incorporation and bylaws, as currently in effect, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below and (ii) assumed that the Shares to be sold to the underwriters by the Company will be sold at a price established by the Board of Directors of the Company or the Pricing Committee thereof in accordance with Section 153 of the Delaware General Corporation Law, and we have undertaken no independent verification with respect thereto. We have assumed the genuineness and authenticity of all documents submitted to us as originals, and the conformity to originals of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.
On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold in accordance with the Registration Statement and Prospectus, will be validly issued, fully paid and nonassessable.
We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus and Prospectus Supplement included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

Cooley Godward llp

By:	/s/ Brent D. Fassett
Brent D. Fassett